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                                                                    Exhibit 10.3



                          TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of __________, 2001, between Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), and Viasys Healthcare Inc., a Delaware corporation ("Viasys").

                                    RECITALS

         WHEREAS, Thermo Electron and Viasys have entered into a Plan and Agreement of Distribution of even date herewith (the "Distribution Agreement") that contemplates the distribution by Thermo Electron of all of the issued and outstanding shares of Viasys Common Stock held by Thermo Electron to the stockholders of Thermo Electron (the "Distribution");

         WHEREAS, each of Thermo Electron and Viasys wishes to provide for an orderly and efficient separation of their businesses;

         WHEREAS, the successful operation of the business of Viasys following the Distribution will require the performance of certain administrative services that Thermo Electron has previously provided to Viasys and that Thermo Electron is willing to continue to provide to Viasys; and

         WHEREAS, the Distribution Agreement contemplates the execution and delivery of this Agreement, the purpose of which is to set forth certain matters regarding the provision of administrative services by Thermo Electron to Viasys;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

         1. DEFINITIONS. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Distribution Agreement.

         2.       SERVICES. During the term of this Agreement, as set forth in
Section 6 (the "Transition Period"), Thermo Electron shall provide, or cause its Affiliates to provide, to Viasys, or its designated Affiliates, the services set forth in this Section 2.

                  2.1. ROUTINE SERVICES. Thermo Electron shall provide, or cause one or more of the other members of the Thermo Electron Group to provide, to Viasys or one or more of the other members of the Viasys Group designated by Viasys the services identified in subparagraphs (a) through (k) below, in each case to the extent that such services are routine and consistent with Thermo Electron's past practices as set forth in the following two sentences (collectively, "Routine Services") and as more fully described in previous correspondence regarding the scope of services to be provided by Thermo Electron to Viasys. Thermo Electron and/or one or more of the other members of the Thermo Electron Group shall provide to the Viasys Group Routine Services in such quantity and in the manner and at a level of service generally consistent with that provided by one or more members of the Thermo Electron Group to the Viasys Group during the two-year period prior to the Distribution (the "Base Period"). Notwithstanding the foregoing, with respect to Routine Services arising from Viasys's reporting obligations under the Exchange Act and its other obligations as a public company, Thermo Electron and/or one or





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more of the other members of the Thermo Electron Group shall provide to the
Viasys Group such services in such quantity and in the manner and at a level of service generally consistent with that provided by one or more members of the Thermo Electron Group to the publicly-held subsidiaries of Thermo Electron during the Base Period. Thermo Electron shall determine, in good faith, what services constitute Routine Services, and such determination shall not be subject to challenge by any member of the Viasys Group unless made in bad faith.

                  (a) ACCOUNTING AND SECURITIES COMPLIANCE RELATED SERVICES. Until March 31, 2002, Thermo Electron shall assist, if and when necessary, in the preparation of Viasys's routine Securities and Exchange Commission filings, including without limitation Forms 10-K, 10-Q, 8-K and Proxy Statements, assist in the preparation of Annual and Quarterly Reports to Viasys stockholders, maintain internal audit support services and review compliance with financial and accounting procedures.

                  (b) TAX RELATED SERVICES. Until April 30, 2002, Thermo Electron shall prepare Viasys's federal, state and local tax returns (including income tax returns), conduct appropriate tax research and planning and assist Viasys on federal, state or local tax audits.

                  (c) INSURANCE AND RISK MANAGEMENT SERVICES. Until June 30, 2002, Thermo Electron shall arrange, at Viasys's expense, for liability, property and casualty, and other normal business insurance coverage for the Viasys Group. Thermo Electron shall also provide support for Viasys's product, worker safety and environmental programs, although Viasys acknowledges that the principal responsibility for compliance rests with Viasys.

                  (d) CORPORATE RECORD KEEPING SERVICES. Until December 31, 2001, Thermo Electron shall maintain the corporate records of the Viasys Group, including without limitation, maintaining minutes of meetings of the Boards of Directors and Stockholders, supervising the transfer agent and registration functions, coordinating stock repurchase programs and tracking stock issuances and reserved shares.

                  (e) EMPLOYEE BENEFIT RELATED SERVICES. Until December 31, 2001, Thermo Electron shall assist with the administration of the employee benefit plans of Viasys.

                  (f) INTERNAL AUDIT SERVICES. Until December 31, 2001, Thermo Electron shall assist Viasys in conducting audits of the Viasys business units using the criteria utilized by the Internal Audit Department in the past.

                  (g) EXECUTIVE COMPENSATION SERVICES. Until December 31, 2001, Thermo Electron shall assist Viasys with the administration of stock option plans and restricted stock arrangements for Viasys employees.

                  (h) LEGAL SERVICES. Until December 31, 2001, Thermo Electron shall provide legal assistance to Viasys as requested in the areas of litigation, intellectual property, corporate and securities law, contract review, and export/import law compliance.



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                  (i)      REAL ESTATE SERVICES. Until December 31, 2001, Thermo
Electron shall provide lease finance services to Viasys.

                  (j) TREASURY SERVICES. Until December 31, 2001, Thermo Electron shall provide Viasys domestic cash management support services, domestic trade finance support services, international cash management support services and credit support services.

                  (k) INFORMATION SYSTEMS. Until December 31, 2001, Thermo Electron shall provide Viasys with general contract support for the purchase by Viasys of computer hardware, software and general long distance and wireless services.

                  2.2. EXTRAORDINARY SERVICES. In addition to Routine Services, Viasys may from time to time request that Thermo Electron, or one or more of the other members of the Thermo Electron Group, provide other services to members of the Viasys Group, including, but not limited to, acquisition and offering support services (collectively, "Extraordinary Services"). Thermo Electron shall determine, in good faith, what services constitute Extraordinary Services, and such determination shall not be subject to challenge by any member of the Viasys Group unless made in bad faith. Thermo Electron may, in its sole discretion, reject any request for Extraordinary Services.

                  2.3. OTHER THERMO ELECTRON ACTIVITIES. Viasys recognizes that the Thermo Electron Group now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of the Viasys Group. The Thermo Electron Group shall be free to render such advice and other services, and Viasys hereby consents thereto. The Thermo Electron Group shall not be required to devote full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to perform the services required hereunder.

         3. ACCESS TO VIASYS'S INFORMATION. Viasys shall, and shall cause the other members of the Viasys Group to, make available on a timely basis to the Thermo Electron Group and its Representatives all information and materials reasonably requested by Thermo Electron after the Distribution Date to enable it and/or other members of the Thermo Electron Group to provide the services hereunder. The Viasys Group shall afford to the Thermo Electron Group and its Representatives reasonable access, during normal business hours and at such other times as are reasonably required, to the Viasys Group premises for the purpose of providing the services hereunder if such services are to be provided at a facility not owned or operated by the Thermo Electron Group. It is anticipated, however, that the services to be provided hereunder shall be performed at Thermo Electron's facilities and that Thermo Electron or any member of the Thermo Electron Group shall not be obligated to be resident at Viasys's facilities unless mutually agreed between the parties hereto.

         4.       FEES; EXPENSES; PAYMENT.

                  4.1. ROUTINE SERVICES. For performing Routine Services, Thermo Electron will charge Viasys a quarterly fixed fee for any fiscal quarter (or portion thereof) in which services are performed equal to 0.6% of the consolidated revenues of Viasys for the fiscal quarter ending December 30,



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2001, 0.4% of the consolidated revenues of Viasys for the fiscal quarter ending
March 30, 2002, and 0.2% of the consolidated revenues of Viasys for the fiscal quarter ending June 29, 2002 (such amount to be prorated on a daily basis for any partial fiscal quarter).

                  4.2. EXTRAORDINARY SERVICES. For performing Extraordinary Services, Thermo Electron will charge Viasys a fee equal to the fair market value of such services, as determined by Thermo Electron in good faith and on a basis consistent with the fees charged by Thermo Electron to the Viasys Group and Thermo Electron's publicly-held subsidiaries for such services during the Base Period.

                  4.3. THIRD PARTY EXPENSES. In addition to the fees for Routine Services and Extraordinary Services provided above, Viasys shall pay the costs of all services provided by outside providers to or for the benefit of the Viasys Group, as well as all out-of-pocket costs incurred in connection with the provision of such services. If any member of the Viasys Group is billed by the provider directly, Viasys shall pay the bill directly. If any member of the Thermo Electron Group is billed for such services, Thermo Electron may pay the bill and charge Viasys the amount of the bill or forward the bill to Viasys for payment by Viasys.

                  4.4. MANNER OF PAYMENT. The charges for services pursuant to this Section 4 will be determined and payable no less frequently than on a quarterly basis. The charges will be due when billed and shall be paid no later than 30 days from the date of billing. Overdue amounts will bear interest at ten percent (10%) per annum, compounded monthly. No member of the Viasys Group shall have any right of set off with respect to amounts to be paid pursuant to this Agreement nor may it withhold payment during the pendency of any dispute with respect to amounts to be paid to any member of the Thermo Electron Group pursuant to this Agreement.

         5. TAXES. Any taxes assessed on the provision of the services hereunder shall be paid by Viasys to the extent such taxes are customarily borne or passed through to the recipient of such services.

         6. TERM OF AGREEMENT. The term of this Agreement shall commence on the Distribution Date and shall continue until June 30, 2002.

         7. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall use its reasonable efforts to cause the other members of its respective Group and the Representatives to keep strictly confidential, any Information of or concerning the other party or the other party's Group which it may acquire pursuant to, or in the course of performing its obligations under, this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to Information that: (i) at the time of disclosure was in the public domain, not as a result of improper acts by the receiving party; (ii) is received by the receiving party from a third party who did not receive such Information from the disclosing party under an obligation of confidentiality; or (iii) is compelled to be disclosed by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law. Notwithstanding the foregoing, each of Thermo Electron and Viasys shall be deemed to have satisfied its obligations under this Section 7 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve the confidentiality of its own similar Information.


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         8.       INDEMNIFICATION. Viasys hereby agrees to indemnify, defend and hold harmless each of the Thermo Electron Indemnitees from and against any and all Indemnifiable Losses resulting from or in connection with third party claims arising from the Thermo Electron Group's performance of the services hereunder, unless such third party claims are due to Thermo Electron's gross negligence or willful misconduct in performing the services hereunder. In defending against the claim, Viasys shall have the right to employ counsel of its choosing and shall at all times have the power to direct the defense against the claim.
Thermo Electron shall provide such assistance and cooperation, at Viasys's cost, as Viasys may reasonably request in connection with the defense of any claim with respect to which indemnity may be sought against Viasys pursuant to this
Section 8. In connection with any written requests by Viasys that Thermo
Electron take action on behalf of Viasys (including, without limitation, transfer monies on behalf of Viasys), Viasys hereby agrees to indemnify, defend and hold harmless each of the Thermo Electron Indemnitees from and against any and all Indemnifiable Losses resulting from or in connection with action taken in accordance with Viasys's written instructions.

         9.       MISCELLANEOUS.

                  9.1. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware.

                  9.2. CONSTRUCTION. Each provision of this Agreement shall be interpreted in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement that shall remain in full force and effect.

                  9.3. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

                  9.4. AMENDMENTS; WAIVERS. This Agreement may be amended or modified only in writing executed on behalf of Thermo Electron and Viasys. No waiver shall operate to waive any further or future act and no failure to object or forbearance shall operate as a waiver.

                  9.5. NOTICES. All notices, requests, demands and other communications under this Agreement shall be given in accordance with Section
11.6 of the Distribution Agreement.

                  9.6 SUCCESSORS AND ASSIGNS. This Agreement and any of the rights and obligations of each party hereunder shall not be assigned, in whole or in part, without the prior written consent of the other party, except that Thermo Electron may delegate its obligations under this Agreement to Affiliates of Thermo Electron consistent with Thermo Electron's past practice or in connection with its merger or consolidation or the sale of substantially all of its assets, provided that in such event Thermo Electron shall remain fully liable for the fulfillment of all its obligations hereunder. This Agreement shall be binding upon the parties and their respective successors and assigns to the extent such assignments are in accordance with this Section 9.6.



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                  9.7.     INTERPRETATION. The Section headings contained in
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

                  9.8. NO THIRD-PARTY BENEFICIARIES. Except for the provisions of Section 8 relating to Thermo Electron Indemnitees, which are also for the benefit of such Thermo Electron Indemnitees other than Thermo Electron and the other members of the Thermo Electron Group, this Agreement is solely for the benefit of the parties hereto and the members of their respective Groups and is not intended to confer upon any other Persons any rights or remedies hereunder.

                  9.9. COMPLETE AGREEMENT. This Agreement, the Distribution Agreement and any schedules thereto and the Ancillary Agreements and other documents referred to herein or therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. All matters arising out of the Distribution relating to taxes shall be governed by the Tax Matters Agreement. In the event of any inconsistency between the Tax Matters Agreement and this Agreement with respect to such matters, the Tax Matters Agreement shall govern.

                  9.10. CONSEQUENTIAL AND OTHER DAMAGES. Except as specifically set forth in this Agreement, Thermo Electron makes no representations, warranties or guaranties, express or implied, with respect to the services to be provided by the Thermo Electron Group under this Agreement. Notwithstanding anything to the contrary contained herein, no member of the Thermo Electron Group shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, that in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any service hereunder, including but not limited to loss of profits, business interruptions and claims of customers except insofar as such damage is the result of gross negligence or willful misconduct of a member of the Thermo Electron Group.

                  9.11. FORCE MAJEURE. Neither party shall be considered in default in performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its reasonable control, including but not limited to strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, changes in laws, regulations or orders, other events or situations that the party was unable to prevent or overcome despite the exercise of due diligence.

                  9.12. INDEPENDENT CONTRACTOR. At all times during the term hereof, all members of the Thermo Electron Group shall be independent contractors in providing services hereunder with the sole right to supervise, manage, operate, control, and direct the performance of such services and the sole obligation to employ, compensate, and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise


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create any liability whatsoever of either party hereto with respect to the indebtedness, liabilities, obligations or actions of the other party, any members of such other party's Group, the Representatives of such other party's Group, or any other person or entity.

                  9.13. COMPLIANCE WITH LAW. Nothing in this Agreement shall require either party to take any action or omit to take any action in violation of applicable law.

                  9.14. VIASYS OFFICERS AND DIRECTORS. Nothing contained herein shall be construed to relieve the directors or officers of Viasys from the performance of their respective duties or to limit the exercise of their powers in accordance with Viasys's Certificate of Incorporation or By-laws, each as amended to date, or in accordance with any applicable statute or regulation.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  THERMO ELECTRON CORPORATION


                                  By: __________________________________________

                                      Name:_____________________________________

                                      Title:____________________________________


                                  VIASYS HEALTHCARE INC.


                                  By: __________________________________________
                                      Randy H. Thurman
                                      President and Chief Executive Officer










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